Exhibit 16.1

(b)(1): Title of securities issued. Salute to America; Series Adjust '20; Series Apple Down Under 19; Series Ari the Adventurer 19; Series Athenian Beauty 19; Series Authentic; Series Awe Hush 19; Series Balletic; Series Big Mel; Series Black Escort '19; Series Captain Sparrow; Series Carrothers; Series Cayala 19; Series Chad Brown Bundle; Series Classic Cut; Series Classofsixtythree 19; Series Co Cola 19; Series Collusion Illusion; Series Consecrate 19; Series Courtisane 19; Series Daring Dancer 20; Series Demogorgon; Series Desire Street 19; Series Duke of Love; Series Echo Warrior 19; Series Essential Rose 20; Series Fenwick Hall 20; Series Filly Four; Series Flora Dora '20; Series Frosted Oats; Series Future Stars Stable; Series Gentleman Gerry '20; Series Going to Vegas; Series Got Stormy; Series Grand Traverse Bay 19; Series Grand Traverse Bay 20; Series Into Summer 19; Series Just Louise 19; Series Keertana 18; Series Lane Way; Series Latte Da 19; Series Le Relais 20; Series Lost Empire 19; Series Madeira Wine; Series Man Among Men; Series Margaret Reay 19; Series Margarita Friday 19; Series Mayan Milagra '19; Series Midnight Sweetie 19; Series Miss Sakamoto; Series Mo Mischief; Series Monomoy Girl; Series Mrs Whistler; Series Naismith; Series Northern Smile '20; Series NY Exacta; Series Our Miss Jones 19; Series Power Up Paynter; Series Queen Amira 19; Series Race Hunter 19; Series Silverpocketsfull 19; Series Social Dilemma; Series Song of Bernadette 20; Series Spirit 20; Series Storm Shooter; Series Sunny 18; Series Sunsanddrinkinhand; Series Sweet Annie '19; Series Tapitry 19; Series Timeless Trick '20; Series Tufnel; Series Vertical Threat; Series Vow; Series War Safe; Series Who Runs the World; Series Who'sbeeninmybed; Series Wonder Upon A Star 19; Series You Make Luvin Fun 19.